Exhibit 99.1

MEDIA CONTACTS AMC Entertainment Inc. (816) 480-2548 Justin Scott, JuScott@amctheatres.com
FOR IMMEDIATE RELEASE

AMC ENTERTAINMENT INC. RECEIVES REQUIRED CONSENTS IN CONNECTION WITH CONSENT SOLICITATION AND CASH TENDER OFFER FOR ITS 8-5/8% SENIOR NOTES DUE 2012

Kansas City, MO. (June 9, 2009) — Pursuant to its previously announced tender offer and consent solicitation, AMC Entertainment Inc. (“AMC” or the “Company”) received tenders and consents from the holders of $238,065,000, or approximately 95.23%, of its outstanding 8-5/8% Senior Notes due 2012 (the “2012 Notes”) by the expiration of the consent payment deadline, June 8, at 5 p.m. EST (the “Consent Date”). The consents received exceeded the number needed to approve the proposed amendments to the indenture under which the 2012 Notes were issued (the “Indenture”). The terms of the tender offer and consent solicitation for the 2012 Notes are detailed in AMC’s Offer to Purchase and Consent Solicitation Statement dated May 26, 2009 (the “Offer to Purchase”).

Under the terms of the tender offer, holders who tendered on or prior to the Consent Date will receive $1,030.00 per $1,000 in principal amount of the 2012 Notes validly tendered. Holders who tender after the Consent Date will receive $1,000.00 per $1,000 in principal amount of the 2012 Notes validly tendered. The tender offer will expire at midnight, New York City time, on June 22, 2009. The Company intends to redeem any 2012 Notes that remain outstanding after the consummation of the tender offer at a price of $1,021.56 per $1,000 principal amount of Notes as promptly as practicable after August 15, 2009 in accordance with the terms of the Indenture.

Based on the consents received, the Company and the trustee under the Indenture are expected to enter into a supplemental indenture that will, once operative, eliminate substantially all of the restrictive covenants and certain events of default and reduce the required notice period contained in the optional redemption provisions of the Indenture. The supplemental indenture will become operative tomorrow upon payment for 2012 Notes tendered on or prior to the Consent Date and accepted for purchase by the Company pursuant to the tender offer.

Requests for documents relating to the tender offer may be directed to Global Bondholder Services Corp., the Information Agent, at (866) 488-1500 or (212) 430-3774. Credit Suisse Securities (USA) LLC is the Dealer Manager for the tender offer and Solicitation Agent for the consent solicitation. Questions regarding the tender offer and consent solicitation may be directed to Credit Suisse Securities (USA) LLC at (800) 820-1653 and (212) 538-1862.

This press release is not an offer to purchase or the solicitation of consents with respect to the 2012 Notes. The tender offer for the 2012 Notes and the related consent solicitation are only being made pursuant to the Offer to Purchase and the related Letter of Transmittal and Consent.

Forward Looking Statements

Certain statements in this press release, as well as reports and other information the Company files with the Securities and Exchange Commission, include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act.  The words “forecast,” “estimate,”

“project,” “intend,” “expect,” “should,” “believe” and similar expressions are intended to identify forward-looking statements.  These forward-looking statements involve known and unknown risks, uncertainties, assumptions and other factors, which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the following: national, regional and local economic conditions that may affect the markets in which the Company and the Company’s joint venture investees operate; the levels of expenditures on entertainment in general and movie theatres in particular; increased competition within movie exhibition or other competitive entertainment mediums; technological changes and innovations, including alternative methods for delivering movies to consumers; the popularity of major motion picture releases; shifts in population and other demographics; the Company’s ability to renew expiring contracts at favorable rates, or to replace them with new contracts that are comparably favorable to the Company; the Company’s need for, and ability to obtain, additional funding for acquisitions and operations; risks and uncertainties relating to the Company significant indebtedness; fluctuations in operating costs; capital expenditure requirements; changes in interest rates; and changes in accounting principles, policies or guidelines.  This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative but not exhaustive.  In addition, new risks and uncertainties may arise from time to time.  Accordingly, all forward-looking statements should be evaluated with an understanding of their inherent uncertainty.  Except as required by law, the Company assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

About AMC Entertainment Inc.

Headquartered in Kansas City, Mo., AMC Entertainment Inc. is a leading theatrical exhibition and entertainment company. With a history of industry leadership and innovation dating back to 1920, the company today serves hundreds of millions of guests annually through interests in 307 theatres with 4,612 screens in five countries. www.amctheatres.com